Exhibit 21


           SUBSIDIARIES OF INTERNATIONAL MULTIFOODS CORPORATION


     The following is a list of the Company's subsidiaries as of March 1, 1995, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                                                                 Jurisdiction
                                                                      of
Name of Subsidiary                                               Incorporation

Damca International Corporation                                    Delaware
  Inversiones MONACA, C.A.                                         Venezuela
    Molinos Nacionales, C.A. (MONACA)                              Venezuela
  Robin Hood Multifoods Inc.                                       Ontario
    Multifoods Inc.                                                Ontario
    Gourmet Baker Inc.                                             Ontario
    980964 Ontario Limited                                         Ontario
Fantasia Confections, Inc.                                         California
JAC Creative Foods, Inc.                                           California
  Multifoods Seafood (Canada) Inc.                                 Ontario
MINETCO - Minnesota International Export Trading Company, Inc.     Minnesota
Multifoods Bakery Distributors, Inc.                               Delaware
Multifoods Bakery International, Inc.                              Delaware
Multifoods Specialty Distribution, Inc.                            Delaware
Multifoods Seafood, Inc.                                           Delaware
Northeast Bakery Company                                           Delaware
VSA, Inc.                                                          Colorado
  Vendors Supply of America Corporation                            Delaware